UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2008

Hansen Natural Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-18761	39-1679918
(Commission File Number)	(IRS Employer Identification No.)

550 Monica Circle, Suite 201

Corona, California 92880

(Address of principal executive offices and zip code)

(951) 739 - 6200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement.

On October 3, 2008, Hansen Beverage Company (“HBC”), a direct wholly owned subsidiary of Hansen Natural Corporation (the “Company”), and its wholly owned subsidiary Monster Energy Limited (“MEL”), an Irish company (formerly, Tauranga Ltd.), each entered into a distribution coordination agreement with The Coca-Cola Company (“TCCC”) and two distribution agreements, as described below.

The Distribution Coordination Agreements

The distribution coordination agreements pertain to the coordination of the distribution of HBC’s beverages, primarily Monster Energy® beverages (the “Products”), in the United States, Canada, and other countries, as indicated below. Coordination of U.S. and Canadian distribution will be pursuant to the Monster Energy Distribution Coordination Agreement (the “North American Coordination Agreement”) and coordination of distribution in other countries will be pursuant to the Monster Energy International Distribution Coordination Agreement (the “International Coordination Agreement” and, together with the North American Coordination Agreement, the “Coordination Agreements” or each a “Coordination Agreement”). The North American Coordination Agreement is between HBC and TCCC and the International Coordination Agreement is between MEL and TCCC.

Pursuant to the North American Coordination Agreement, HBC has designated, and in the future may designate, territories it wishes distributors from TCCC’s network of partially owned and independent bottlers to distribute Products in the United States and Canada (the “North American Distributors”). TCCC will assist HBC in evaluating proposed North American Distributors for such territories and to recommend to and assist North American Distributors in entering into distribution agreements with HBC. Pursuant to the International Coordination Agreement, MEL has designated, and in the future may designate, countries in which it wishes to appoint TCCC distributors (the “International Distributors”). TCCC may approve the appointment of International Distributors in such countries, failing which, the parties are required to meet and confer regarding the appointment of such International Distributors in the designated country. TCCC also has agreed to generally facilitate, consent to, and assist with the ongoing relationship between HBC and MEL, on the one hand, and the North American Distributors or International Distributors, on the other hand.

Pursuant to the North American Coordination Agreement, HBC will pay TCCC a commission based on net sales to North American Distributors above a specified base volume. Pursuant to the International Coordination Agreement, after the priority allocation of certain agreed amounts, including an allocation to MEL for its global branding and marketing activities, and deduction of certain costs and allowances, the remaining net proceeds received from distribution of the Products is to be shared between MEL and TCCC in such percentages or in accordance with such other formula as may be agreed to between HBC and TCCC in relation to each International Distributor and each specific country. The North American Coordination Agreement is for an initial term of 20 years from the October 3, 2008 effective date (“Effective Date”). After the initial term, the North American Coordination Agreement will remain in effect for so long as any North American Distributor continues to distribute the Products pursuant to a distribution agreement. The International Coordination Agreement is for an initial term of five years from the Effective Date. After the initial five year term, the International Coordination Agreement may be renewed by either party for up to three successive five-year terms.

A Coordination Agreement may be terminated by a party upon a material breach of the agreement by or an insolvency or change in control of the other party. A Coordination Agreement also may be terminated upon mutual agreement or by either party without cause. HBC also may terminate the North American Coordination Agreement if the International Coordination Agreement is terminated by TCCC without cause or by MEL as a result of TCCC’s breach. TCCC may terminate the International Coordination Agreement if the North American Coordination Agreement is terminated by HBC without cause or by TCCC as a result of HBC’s breach. Termination fees are payable to either HBC, MEL or TCCC with premiums if certain provisions of the Coordination Agreements are breached within certain specified periods of the Effective Date of the applicable Coordination Agreement. Termination fees are also payable to each of HBC, MEL or TCCC if the other party is in material breach of the agreement or terminates such agreement without cause. Termination fees are payable by TCCC if it violates provisions with respect to sale of certain competitive products in certain circumstances. If HBC terminates a portion of a territory specified in a distribution agreement, HBC agrees to pay TCCC a partial termination fee for the territory terminated, as applicable to that distribution agreement.

The Distribution Agreements

Distribution Agreements have been entered into for certain of the territories covered by the Coordination Agreements. Under the Monster Energy Distribution Agreement (the “U.S. Distribution Agreement”), Coca-Cola Enterprises Inc. (“CCE”) has been appointed to distribute, directly and through certain sub-distributors, the Products in portions of 20 U.S. states (the “U.S. Territories”), commencing in November 2008. HBC may designate additional territories within reasonable proximity to the U.S. Territories and CCE will use reasonable good faith efforts to add the additional territories. Under the Monster Energy Canadian Distribution Agreement (the “Canada Distribution Agreement” and, together with the U.S. Distribution Agreement, the “North American Distribution Agreements”) with the Coca-Cola Bottling Company (“CCBC”), CCBC has been appointed to distribute, directly and through certain sub-distributors, the Products in Canada, with performance to commence in early 2009. MEL entered into the Monster Energy International Distribution Agreement and the Monster Energy Belgium Distribution Agreement (collectively, the “International Distribution Agreements,” and, together with the North American Distribution Agreements, the “Distribution Agreements”), with CCE pursuant to which CCE has been appointed to distribute directly and through certain sub-distributors the Products in Great Britain, France, Belgium, the Netherlands, Luxembourg and Monaco (together, the “International Territories”), with performance to commence in November 2008.

Pursuant to each Distribution Agreement, the distributor party thereto has agreed to promote and solicit the wide distribution and sale of the Products to the distributor’s accounts and to develop new business for the Products. Each distributor is required to achieve and maintain specified performance targets.

Under the North American Distribution Agreements, CCE and CCBC have agreed to pay HBC a specified amount to acquire or terminate existing distributors’ distribution rights. The prices to be paid for the Products purchased by North American Distributors shall be those set forth in HBC’s then-current price list, which HBC may modify. Under the International Distribution Agreements, the prices to be paid for the Products are to be determined annually by MEL and each International Distributor. In the event of a material change in costs associated with production of the Products, MEL may adjust the selling price to an International Distributor after written notice. The initial term of each North American Distribution Agreement is for 20 years from the Effective Date. After the initial term, a North American Distribution Agreement will continue in effect unless either party provides a notice of non-renewal at least 90 days prior to the end of the initial term or any subsequent contract year anniversary thereof. The initial term of the International Distribution Agreements is for five years from the Effective Date. After the initial five-year term, the International Distribution Agreements may be renewed by either party for up to three successive five-year terms, except in the case of the Monster Energy Belgium Distribution Agreement, which may be renewed once for a five-year term by either party. Prior to expiration of the Monster Energy Belgium Distribution Agreement, MEL and CCE may enter into a new distribution agreement on substantially the same terms as the Monster Energy Belgium Distribution Agreement for distribution of the Products in Belgium for a further ten-year term, subject to certain terms to be agreed between MEL and CCE.

A Distribution Agreement may be terminated by a party due to a material breach of the agreement by or the insolvency of the other party. HBC or MEL, as applicable, also may terminate a Distribution Agreement if (i) the distributor transfers rights or obligations under the agreement without prior written consent, (ii) the distributor fails to achieve performance targets to be set and mutually agreed to annually, or (iii) certain other applicable distributor agreements are terminated by the applicable distributor without cause or by HBC as a result of a breach by the distributor. The distributor may terminate the applicable Distribution Agreement at any time if (i) HBC or MEL, as applicable, fails to deliver to the distributor a specified percentage of Products ordered by the distributor for a specified period of time, or (ii) certain other applicable distributor agreements are terminated by HBC or MEL, as applicable, without cause or by the applicable distributor as a result of a breach by HBC or MEL, as applicable. Either party may terminate a Distribution Agreement without cause, subject to the payment of certain specified severance payments and certain specified periods of prior notice.

Item 8.01 Other Events.

On October 6, 2008, the Company issued a press release indicating that, in connection with the transition of certain of its existing distribution arrangements to newly appointed distributors as contemplated above, the Company will make termination payments to those of its existing distributors who will be terminated. Non-refundable contributions were previously received by the Company from certain of its existing distributors, who will be terminated. Such contributions were previously treated as deferred revenue and, upon termination, the associated balance in deferred revenue will be realized in full. The pre-tax expense impact of the above amounts is currently estimated to be in the range of $110 to $130 million in the aggregate, but could be higher or lower. The actual termination payments could differ significantly from current estimates because the estimates are based largely on the Company’s estimate of each affected distributor’s contractual termination rights. This estimate includes estimates of each distributor’s own sales and gross profit levels, net of certain allowances. The actual termination costs will be expensed in full in the period in which the terminations become effective, which will primarily be in the fourth quarter of 2008.

The Company will receive from newly appointed distributors non-refundable contributions covering a significant portion of the costs of terminating the affected distributors. These contributions will be accounted for as deferred revenue, which will be recognized as revenue ratably over the anticipated 20-year life of the distribution agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hansen Natural Corporation

Date: October 9, 2008	/s/ Hilton H. Schlosberg

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Hilton H. Schlosberg

Vice Chairman of the Board of Directors,

President and Chief Financial Officer